                                                                    EXHIBIT 10.9

                           INTERIM SERVICES AGREEMENT

         INTERIM SERVICES AGREEMENT, dated as of August 31, 1996 (the "Agreement"), among VK/AC Holding, Inc., a Delaware corporation ("VK/AC Holding"), Van Kampen American Capital, Inc., a Delaware corporation and wholly owned subsidiary of VK/AC Holding ("VKAC"), MCM Group, Inc., a Delaware corporation ("MGI"), and McCarthy Crisanti & Maffei, Inc., a New York corporation and wholly owned subsidiary of MGI ("MCM").

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of VK/AC Holding has authorized VK/AC Holding to effect a spin-off of MGI, a company formed to hold all of the outstanding stock of MCM, to VK/AC Holding's common stockholders in proportion to their respective holdings of VK/AC Holding common stock;

         WHEREAS, the parties desire to enter into an agreement to continue the provision of certain services on an interim basis by VK/AC Holding and VKAC (herein referred to as the "Services Providers") and their subsidiaries to MGI, MCM and their subsidiaries, McCarthy, Crisanti & Maffei, S.A., a French company, MCM Asia Pacific Company Limited, a Japanese company, and McCarthy, Crisanti & Maffei (Europe) Ltd., a U.K. company (collectively, the "Subsidiaries");

         NOW, THEREFORE, in consideration of the foregoing premises, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Services. Subject to the terms and conditions set forth in this Agreement, the Services Providers shall, and shall cause their subsidiaries to, provide to MGI, MCM and the Subsidiaries each of the services set forth on Schedule A hereto (each a "Service" and collectively, the "Services") for the period beginning on the date hereof and ending, (i) with respect to all of the Services, on the effective date of a notice of termination delivered by the Services Providers pursuant to Section 2(a) hereof and (ii) with respect to each Service, on the effective date of a notice of withdrawal delivered by MGI and MCM pursuant to Section 2(b) hereof. The Services shall be provided at a level of quality and performance consistent with the provision of such Services by the Services Providers and their affiliates during the twelve-month period preceding the date hereof.

         2. Term. (a) The Services Providers shall have the right to terminate their obligation under Section 1 hereof upon one year's advance written notice to MGI and MCM. After the effective date of such termination, the Services Providers shall have no further obligation pursuant to this Agreement to provide the Services to MGI, MCM or any of their Subsidiaries, and MGI and MCM shall have no further obligation to pay any fees (other than accrued fees) for Services after such date. Notwithstanding the foregoing, the Service listed as Item 4 on Schedule A hereto (i.e, human resources services, including benefits management and the continuation of the inclusion in the 401-k, medical, dental and other group benefit plans of VK/AC of employees of the Company who are eligible as of August 31, 1996 to participate in such plans) shall terminate without further action hereunder on the earlier to occur of (i) the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 21, 1996 (the "Merger Agreement"), among VK/AC Holding, Morgan Stanley Group, Inc., MSAM Holdings II, Inc. and MSAM Acquisition Inc. and (ii) December 31, 1996.

                  (b) MGI and MCM shall have the right to terminate or withdraw from the use of any or all of the Services upon thirty (30) days' advance written notice to the Services Providers. Upon the effective date of any such termination or withdrawal from the use of any of the Services, the Services Providers shall have no further obligation pursuant to this Agreement to provide such Service to MGI, MCM or any of their Subsidiaries, and MGI and MCM shall have no further obligation to pay any fees (other than accrued fees) for such discontinued Service after such date.

         3. Fees for Services; Expenses.

                  (a) MGI and MCM, jointly and severally, agree to pay to the Services Providers the fees set forth in Schedule A with respect to each Service. The parties acknowledge that the fees set forth in Schedule A hereto include the Services Providers' overhead expenses attributable to the provision of the Services.

                  (b) MGI and MCM, jointly and severally, agree to reimburse the Services Providers for such reasonable out-of-pocket expenses as may be incurred by the Services Providers and their employees and reasonably approved of in advance in writing by MCM in the course or on account of rendering of any Services hereunder.

         4. Invoicing and Payment. VKAC, on behalf of the Services Providers, shall submit to MCM on a monthly basis an invoice for the Services rendered to MGI, MCM and their Subsidiaries and, subject to Section 3(b), any related out-of-pocket expenses during the preceding month in accordance with Section 3 hereof. MCM shall pay such amounts due within fifteen (15) days of receipt of such invoice in accordance with the payment instructions specified therein or, if no instructions are so specified, in accordance with the standing payment instructions in effect from time to time between VKAC and MCM.

         5. Indemnification. MGI and MCM, jointly and severally, shall indemnify and hold harmless each of the Services Providers and its affiliates and their respective officers, directors, employees, shareholders, controlling persons, agents, affiliated persons, representatives, advisors, successors and assigns (each an "Indemnitee" and, collectively, the "Indemnitees") from and against any and all losses, liabilities, obligations, claims, damages, costs and expenses (including attorneys' fees and disbursements) to which any such Indemnitee may become subject arising out of the provision by the Services Providers or their affiliates to MGI, MCM and their Subsidiaries of the Services, except to the extent that such losses, liabilities, obligations, claims, damages, costs and expenses arise out of the willful misfeasance, bad faith or gross negligence of any such Indemnitee.

         6. Limitation of Liability. In providing Services hereunder, neither the Services Providers and their affiliates nor any of their respective officers, directors, employees, shareholders, controlling persons, agents, affiliated persons, representatives, advisors, successors or assigns shall be liable to MGI, MCM or their Subsidiaries for any loss incurred by MGI, MCM or their Subsidiaries in connection with the provision of Services hereunder or any other matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of any of the Services Providers and their affiliates.

         7. No Warranties; Limitation of Remedy. THE SERVICES PROVIDERS MAKE NO WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS FOR MGI'S, MCM'S, THEIR SUBSIDIARIES' OR ANY OTHER PARTY'S PURPOSE OF ANY EQUIPMENT, MATERIALS OR DATA PROVIDED HEREUNDER. The exclusive remedy of MGI, MCM or any of their Subsidiaries for any loss, damage or expense that any of them may incur as a result of errors or defects in performance by the Services Providers or their affiliates or which otherwise relates to the provision of Services hereunder, whether based upon negligence, contract, tort, warranty or otherwise, shall be:
(a) in the case of errors or defects in performance, the furnishing by the Services Providers or their affiliates, free of charge, of the services of the Services Providers' or their affiliates' personnel (including machine time), in units of time equivalent to those for which there was an applicable default by a Service Provider or an affiliate, and (b) in all other cases (including loss of or damage to data or programs), general money damages in an amount not to exceed the average monthly amount previously billed hereunder to MGI and MCM for such Services, for which the Services Providers shall be jointly and severally liable. In no event shall either Services Provider or any of its affiliates be liable for lost profits or claims by MGI, MCM or any Subsidiary or any other party or for any special, consequential, punitive or exemplary damages.

         8. Force Majeure. Neither the Services Providers nor any of their subsidiaries or affiliates shall be liable for failure to provide the Services if such failure is due to causes beyond their reasonable control.

         9. Further Assurances. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as any other party may reasonably request, or as may reasonably be required, in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

         10. Amendment and Waiver. Except as otherwise provided herein, this Agreement and any term or provision hereof may be amended, modified or waived only by a written instrument executed by the parties hereto.

         11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

         12. Independent Contractor. Each of the Services Providers and its affiliates is an independent contractor and, during the term hereof, the relationship between the Services Providers and their affiliates, on the one hand, and MGI, MCM and their Subsidiaries, on the other hand, is that of vendor and vendee. Neither of such parties (nor its agents or employees) shall under any circumstances be deemed agents, partners, joint venturers or representatives of the other. Neither of such parties shall have the right to bind the other party in any respect except as expressly provided herein.

         13. Notices. All communications hereunder shall be in writing, delivered in person, by first-class mail (postage prepaid) or facsimile, and addressed as follows:

         (a)      if to the Services Providers,

                           VK/AC Holding, Inc.
                           Van Kampen American Capital, Inc.
                           One Parkview Plaza
                           Oakbrook Terrace, Illinois 60181
                           Telecopy:   (708) 684-6155
                           Telephone:  (708) 684-6097
                           Attention:  William R. Rybak

                  with a copy to:

                           VK/AC Holding, Inc.
                           Van Kampen American Capital, Inc.
                           One Parkview Plaza
                           Oakbrook Terrace, Illinois 60181
                           Telecopy:   (708) 684-6155
                           Telephone:  (708) 684-6363
                           Attention:  Ronald A. Nyberg



         (b)      if to MGI and MCM,

                           MCM Group, Inc.
                           McCarthy Crisanti & Maffei, Inc.
                           One Chase Manhattan Plaza
                           37th Floor

                           New York, New York 10005
                           Telecopy:  (212) 908-4345
                           Telephone: (212) 908-4320
                           Attention:  David D. Nixon

                  with a copy to:

                           Clayton, Dubilier & Rice, Inc.
                           375 Park Avenue
                           18th Floor
                           New York, New York 10152
                           Telecopy: (212) 407-5252
                           Telephone: (212) 407-5231
                           Attention:  Alberto Cribiore

or to such other address as any party hereto shall have designated by notice in writing to the other parties.

         All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after having been deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         14. Miscellaneous. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. THIS AGREEMENT IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OR RULES THEREOF).

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    VK/AC HOLDING, INC.


                                    By /s/ Ronald A. Nyberg
                                      --------------------------------
                                      Name: Ronald A. Nyberg
                                      Title: Executive Vice President


                                    VAN KAMPEN AMERICAN CAPITAL, INC.


                                    By /s/ Ronald A. Nyberg
                                      --------------------------------
                                      Name: Ronald A. Nyberg
                                      Title: Executive Vice President


                                    MCM GROUP, INC.

                                    By /s/ David Nixon
                                      --------------------------------
                                      Name: David Nixon
                                      Title: President and Chief Executive
                                             Officer


                                    McCARTHY CRISANTI & MAFFEI, INC.


                                    By /s/ David Nixon
                                      --------------------------------
                                      Name: David Nixon
                                      Title: President and Chief Executive
                                      Officer

                                                                  Exhibit 10.9


                                   Schedule A

                                    Services


1. General management services, including building management, furniture and equipment maintenance, insurance, mail and delivery services, travel services, purchasing, rental and lease arrangements and supplies:

                  Fees: $2,000 per month

2. Executive management services, including executive advisory services provided by senior management of the Services Providers:

                  Fees: $3,000 per month

3. Financial and accounting services, including all treasury and cash management functions, accounts payable, commission accounting, financial statement preparation, management reporting, regulatory reporting and filings, tax planning and advice (but not including any income tax return preparation, except as hereinafter provided), and the preparation of pro forma tax returns and the related schedules for MGI, MCM and their subsidiaries with respect to VK/AC's or its affiliates' consolidated, combined or unitary income tax returns for the period beginning January 1, 1996 and ending August 31, 1996:

                  Fees: $8,000 per month

4. Human resources services, including benefits management and the continuation of the inclusion in the 401-k, medical, dental and other group benefit plans of VK/AC of employees of the Company who are eligible as of August 31, 1996 to participate in such plans:

                  Fees: $1,500 per month

5.       Payroll processing services:

                  Fees: $500 per month